SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                      -----


                                    FORM 8-K

                                 CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15 (d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)     DECEMBER 31, 1999


                                  LOIS/USA INC.
             (Exact name of registrant as specified in its charter)


DELAWARE                               33-83894-NY                13-3441962
(State or other jurisdiction of       (Commission                (IRS Employer
 incorporation)                       File Number)                 ID Number)

40 WEST 57TH STREET, NEW YORK, NY                                   10019
(Address of principal executive offices)                          Zip Code)

Registrant's Telephone Number, including area code:            (212) 373-4700


                                       N/A
          (Former name or former address, if changed since last report)

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On December 31, 1999, Lois/USA Inc. (the "Company") sold all of the issued and outstanding capital stock of Fogarty & Klein, Inc. ("F&K"), the Company's wholly owned subsidiary, to five of the former shareholders (the "Fogarty Group") of F&K. No cash consideration was received at closing. The cash consideration to be received in the future is described below.

          On October 20, 1999, Lois/USA Inc. (the "Company") filed a voluntary petition in the United States Bankruptcy Court, Southern District of New York (the "Bankruptcy Court"), under Chapter 11 of the United States Bankruptcy Code. The Company is debtor in possession.

          On December 14, 1999, the Bankruptcy Court approved the Stock Purchase Agreement among the Company and the Fogarty Group (the "Sale Agreement"), subject to certain amendments to the Sale Agreement. The purchase price to be paid by the Fogarty Group under the Sale Agreement is approximately $18.775 million, comprised of (i) the release of $5.4 million net intercompany debt owing by the Company to F&K; (ii) the release of the Company by the Fogarty Group and the remaining former shareholder of F&K of the remaining installments of the purchase price required to be paid by the Company in connection with its acquisition of F&K in December 1997; and (iii) the obligation of F&K and the Fogarty Group to pay up to $9 million of the joint and several indebtedness outstanding under the Loan and Security Agreement (the "Loan and Security Agreement") by and among the Company's subsidiaries, Green Tree Financial Servicing Corporation ("Green Tree"), as Lender and Agent to the Lenders and General Electric Capital Corporation, as Lender on or before February 29, 2000 (subject to extension) (the "Settlement Date"). Under the Sale Agreement, the Company is entitled to receive on the Settlement Date the difference between $9 million and the actual amount of such indebtedness outstanding on October 19, 1999 (subject to a partial retention of such proceeds by F&K and subject to certain other adjustments). Subject to such other adjustments, the amount payable to the Company under such formula as of October 19, 1999 was $ 1,236,622.

          The amendment to the Sale Agreement provides that (i) if the Fogarty Group sells the assets or stock of F&K on or before June 30, 2001 then the Fogarty Group will pay to the Company 50% of the proceeds of such resale in excess of the sum of $13.375 million plus any debt and/or equity loaned and/or contributed by the Fogarty Group to F&K after closing and (ii) F&K will have to make additional payments to the Company if its revenues exceed $18 million in 2000 or $9.5 million for the first six months of 2001. In no event will the Fogarty Group be required to pay more than the greater of (i) or (ii).

          The Loan and Security Agreement is secured by substantially all of the assets of the Company, including the stock and assets of its subsidiaries, and is guaranteed by the Company. The sale of F&K to the Fogarty Group is subject to the existing liens held by Green Tree and a subordinate lien which was granted to the Company pursuant to the Sale Agreement to secure the payment of the purchase price to the Company under the Sale Agreement.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c) EXHIBITS.

1. Amendment dated as of December 31, 1999 to that certain Stock Purchase Agreement dated as of October 19, 1999, by and among William H. Fogarty, Richard
E. Klein, Thomas F. Monroe, Roger Beckstead and Larry Kelley, as Purchasers, and Lois/USA Inc., as Seller.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         LOIS/USA INC.


                                         By: /s/ Robert K. Stewart
                                            -------------------------
                                            Name:  Robert K. Stewart
                                            Title:   Chief Financial Officer



Dated:   December 31, 1999